AAMC May 15, 2023 Altisource Asset Management Corporation

AAMC Forward-looking Statement 2 Certain comments made in this presentation may contain forward-looking statements in relation to operations, financial condition and financial results of Altisource Asset Management Corporation (“AAMC”) and such statements involve a number of risks and uncertainties. Forward looking statements are usually identified by or are associated with such words as “intend,” “plan,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will,” “could,” “encouraged,” “opportunities,” “potential,” and/or the negatives or variations of these terms or similar terminology. In particular, forward looking statements include, but are not limited to, statements as to our ability to develop and implement our new alternative lending business, including the ability to obtain leverage and potential return on equity, the impact of current inflationary economic and market conditions, including the current rising interest rate environment and development in the credit market, and our ability to develop, improve and optimize our information technology to support our business plans. These statements reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance, and Company financial results and are not guarantees of future performance. All such forward-looking statements are based on current expectations and assumptions that are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the relevant forward-looking statement. With respect to the growth and returns from our alternative lending business, our expectations depend on the ability to acquire and originate loans at attractive pricing, to obtain leverage, to successfully manage our loan portfolio and successfully dispose of loans at attractive levels. These risks and other risks are described in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements made in this presentation speak only as of the date of this presentation. Except as required by law, AAMC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

AAMC Capital Lite Originator 3 Assuming $20M per week in originations and a weekly turn, $2M in capital would be required once normal operations are achieved. Assuming a 150-bps margin, over a period of a year, capital would grow to $17.6M. $2 $4 $6 $8 $10 $12 $14 $16 $18 $20 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 32 33 34 35 36 37 38 39 40 41 42 43 44 45 46 47 48 49 50 51 52 Capital ($M) Weeks $17.6M Slide A

AAMC Net Submissions 4 Over the past seven weeks, net submissions have grown an average of $10.7M per week and accelerated over the period. Note: Direct to Broker channel rolling out this week. ($18M) $75M 3/23 Pipeline Loan Closing Net Submissions $50M $32M $107M Slide B

AAMC Wholesale Channel Rollout 5 The Wholesale Channel Broker base is quickly building, representing significant volume upside. Active Date (2023) Net Submissions ($M) # Loan Officers % Rolled Out Broker 1 9-Mar $29.5 4 100% Broker 2 9-Mar $15.0 250 2% Broker 3 27-Apr $0.5 11 5% Broker 4 19-May $0.0 600 0% Broker 5 9-Jun $0.0 2,000 0% Total $45.0 2,865 < 1% Wholesale Channel (Soft Rollout) Slide C

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